                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                             INLAND RESOURCES INC.


     I, the undersigned person of the age of twenty-one (21) years or more, acting as incorporator of a Corporation under the Washington Business Corporation Act, adopt the following Articles of Incorporation for such
Corporation:

                                ARTICLE I - NAME

     The name of this Corporation shall be Inland Resources Inc.

                             ARTICLE II - DURATION

     The duration of this Corporation is perpetual.

                            ARTICLE III - PURPOSES

     The purposes for which this Corporation is organized are as follows:

     1. To carry on the business of mining, milling, concentrating, converting, smelting, treating, preparing for market, manufacturing, buying, selling, exchanging, and otherwise producing and dealing in gold, silver, copper, lead, zinc, brass, iron, steel and all kinds of ores, metals and minerals, and the products and by-products thereof every kind and description and by whatsoever process the same can be or may hereafter be produced, and generally and without limit as to amount, to buy, sell, exchange, lease, acquire and deal in lands, mines, and mineral rights and claims, and to conduct all business appertaining thereto; to purchase, lease or otherwise acquire, mining rights, timber rights, oil and gas rights, mines, buildings, dwellings, plants, machinery, tools and other properties whatsoever which this Corporation may from time to time find to be for its advantage and purposes; to mine and market any mineral or other product that may be found in or on such lands, and to explore, work exercise, develop or turn to account the same; and to conduct all other business appertaining to any of the aforesaid.

     2. To carry on and to engage in any lawful business and related activity through the powers now or hereafter conferred by the laws of the State of Washington upon corporations organized pursuant to the laws under which the Corporation is organized and any and all acts amendatory thereof and supplemental thereto.

                          ARTICLE IV - CAPITAL STOCK

     1. The aggregate number of shares which this Corporation shall have authority to issue is 25,000,000 shares of common stock having a par value of $0.001 per share, and 20,000,000 shares of Class A preferred stock having a par value of $0.001 per share. Fully paid stock of this Corporation shall not be liable to any further call or assessment.

     2. 107,546 shares of Class A preferred stock, par value $0.001 per share, shall be designated Series A Convertible Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock shall have the following voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions:

         (i) DIVIDENDS. Commencing August 29, 1997, the Series A Preferred Stock shall bear dividends at the rate of 8% per annum on the Redemption Price thereof, payable semi-annually to the record holders of Series A Preferred Stock on the Corporation's books on August 29th and February 28th (the "Record Dates") of each year, with the first Record Date on February 28, 1998, subject to the Board's election hereinafter set forth in this paragraph
(i).  At the election of the Corporation's Board of Directors (the "Board"),
(a) such dividends may be paid in cash or (b) such dividends may be accumulated and shall be payable in cash when and as declared by the Board, provided, such accumulated dividends shall compound semi-annually at an annual rate of eight percent (8%) until paid in cash. When paid, such dividends shall be payable out of funds legally available therefor within twenty (20) days after the Board's election or declaration. No dividends shall be paid or declared, and no distribution (of securities of the Corporation or any other property) shall be made, on any Junior Securities (as defined below) while any dividends on the Series A Preferred Stock shall remain accumulated and unpaid (including any compounded portion thereof). "Junior Securities" means any of the Corporation's equity securities other than the Series A Preferred Stock.

         (ii) LIQUIDATION RIGHTS.

              (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Securities, an amount in cash equal to fifty dollars ($50.00) for each share of such Series A Preferred Stock, together with any accumulated and compounded dividends thereon (the "Liquidation Value").

              (b) After the payment or distribution to the holders of Series A Preferred Stock of the full preferential amounts aforesaid, the holders of Common Stock then outstanding shall together be entitled to receive ratably all the remaining assets of the Corporation.

              (c) A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this paragraph (ii).

              (d) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock pursuant to subparagraph (a) shall be insufficient to permit the payment to such stockholders of the full preferential amounts required by such subparagraph, then all of the assets of the Corporation to be distributed shall be distributed ratably to the holders of outstanding Series A Preferred Stock based on the number of shares held by each holder, and the holders of Junior Securities shall receive no distribution upon such liquidation, dissolution or winding up of the Corporation.

         (iii) REDEMPTION OF SERIES A PREFERRED STOCK. The Series A Preferred Stock may be redeemed at the "Redemption Price" (as defined below) at any time by the Corporation prior to liquidation, dissolution or winding up of the Corporation upon fifteen (15) days advance written notice by the Corporation to the record holders of such Series A Preferred Stock on the books of the Corporation. The holders of Series A Preferred Stock shall be deemed to have received written notice of such redemption five (5) days after Company's mailing of the notice of redemption by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.
 The "Redemption Price" shall be equal to (i) fifty dollars ($50.00) per share of Series A Preferred Stock if redeemed prior to August 29, 1995, (ii) fifty four dollars ($54.00) per share if redeemed on or after August 29, 1995 but prior to August 29, 1996, and (iii) fifty eight and 32/100 dollars ($58.32) per share if redeemed on or after August 29, 1996, provided, however, that if redeemed after August 29, 1997, the Redemption Price shall also include any accumulated dividends (including any compounded portion thereof). Any record holder of Series A Preferred Stock may convert all or a portion of its, his or her Series A Preferred Stock in accordance with the provisions of paragraph (iv) prior to such date of redemption by delivering written notice to the Corporation of such holder's election to convert all or a portion of such shares of Series A Preferred Stock held of record by such holder. The Redemption Price payable to the holders of Series A Preferred Stock who have not elected to convert their shares shall be payable by the Corporation within ten (10) days after expiration of the aforementioned fifteen (15) day notice period.

         (iv) CONVERSION. The holders of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

              (a) RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, into the number of shares of Common Stock which result from dividing the Redemption Price then in effect by the "Conversion Price" per share (as defined herein) in effect at the time of such conversion. The initial "Conversion Price" per share shall be $0.60, and such initial Conversion Price shall be subject to adjustment from time to time as provided herein.

              (b) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons whom the Corporation's records indicate are entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The certificate or certificates representing the shares of Common Stock issued upon such conversion shall contain the same restrictive legends, if any, included on the certificate or certificates of Series A Preferred Stock surrendered, unless the shares of Common Stock issuable upon such conversion have been registered under the Securities Act of 1933, as amended, and applicable state securities laws, in which case they will not be legended.

              (c) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after August 29, 1994 (the "Commitment Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Commitment Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

              (d) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time, after the Commitment Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

              (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

              (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph (d) as of the time of actual payment of such dividends or distributions.

         (e) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Commitment Date shall make or issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph (iv) with respect to the rights of the holders of the Series A Preferred Stock.

         (f) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (iv)), then and in each such event the holders of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

         (g) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (iv)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of Series A Preferred Stock, the number of shares of stock or other securities or property to which a holder of the Common Stock deliverable upon such conversion would have been entitled in connection with such reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (iv) with respect to the rights of the holders of Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (iv) (including provisions for the adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as is practicable.

         (h) ADJUSTMENT FOR ISSUANCE OF COMMON STOCK AT LESS THAN CONVERSION PRICE. If the Corporation at any time after the Commitment Date (i) issues any shares of Common Stock (other than pursuant to the Subscription Agreement of Smith Management Company, or its designee, dated May 12, 1994, the Employment Agreement and Warrant Agreement, both dated February 23, 1993, by and between the Corporation and Kyle R. Miller, warrants to purchase 2,008,894 shares of Common Stock granted to Petroglyph Gas Partners, L.P. pursuant to an agreement dated January 31, 1994 and options to purchase 300,000 shares of Common Stock granted to Dwight Moorhead pursuant to an agreement dated December 15, 1993, for a per share consideration or price less than the Conversion Price then in effect hereunder, or (ii) issues any rights, warrants or options to acquire, or securities convertible into, shares of Common Stock (other than options to purchase no more than 2,128,358 shares of Common Stock pursuant to the Corporation's 1988 Option Plan and similar benefit plans subsequently adopted by the Corporation for the benefit of its employees, or warrants granted to Kyle R. Miller pursuant to the Employment Agreement and Warrant Agreement, both dated February 23, 1993, by and between the Corporation and Kyle R. Miller, warrants to purchase 2,008,894 shares of Common Stock granted to Petroglyph Gas Partners, L.P. pursuant to an agreement dated January 31, 1994 and options to purchase 300,000 shares of Common Stock granted to Dwight Moorhead pursuant to an agreement dated December 15, 1993, that permit exercise or conversion for a per share consideration less than the Conversion Price then in effect hereunder, then effective automatically on the date of such issuance the Conversion Price hereunder shall automatically be adjusted as follows: the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and there shall be added to the product so obtained the aggregate consideration, if any, (a) received by the Corporation upon such issue of additional shares of Common Stock pursuant to (i) and (b) received by the Corporation, or which will be received by the Corporation, pursuant to (ii) upon the issue and upon the subsequent exercise or conversion of any such additional rights, warrants, options or convertible securities. The sum so obtained shall be divided by the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately after such issue (including, for this purpose, the shares to be subsequently issued under any rights, warrants, options or convertible securities which triggered the requirement to apply this adjustment to the Conversion Price), and the resulting quotient shall be the adjusted Conversion Price. For purposes of determining outstanding shares of Common Stock for applying the foregoing formula, all options, rights, warrants and securities convertible into Common Stock outstanding as of the date hereof shall be deemed to be outstanding shares of Common Stock, and any options, rights, warrants or convertible securities issued after the date hereof pursuant to (ii), above, which have resulted in a previous adjustment of the Conversion Price shall be considered outstanding shares of Common Stock for all subsequent applications of the formula to arrive at subsequent adjustments of the Conversion Price.

         (i) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of Series A Preferred Stock, the Corporation, at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) (or the chief financial officer of the Corporation at the Board's option) to compute such adjustment or readjustment in accordance with the Corporation's Articles of Incorporation and prepare a certificate showing such adjustment or readjustments and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

         (j) NOTICES OF RECORD DATE. In the event (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any transfer of all or substantially all of the assets of the Corporation to, or any merger or consolidation with, any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification or recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and a description of such transaction, and (C) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification or recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up.

         (k) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined by the closing "bid" price on the day prior to the date of conversion.

         (l) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. As of the Commitment Date, the Corporation does not have sufficient authorized shares of Common Stock to issue shares of Common Stock upon conversion of the Series A Preferred Stock. The Corporation shall use its best efforts to cause its Articles of Incorporation to be amended to increase the number of authorized shares of Common Stock in an amount which will allow for such reservation and for the Corporation to engage in subsequent capital transactions with its Common Stock. If the Articles of Incorporation are amended to provide for a sufficient number of authorized shares of Common Stock for conversion of the Series A Preferred Stock, the Corporation shall at all times thereafter reserve and keep available out of such authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time thereafter the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

             (m) NOTICES. Any notice required by the provisions of this paragraph (iv) to be given to the holders of shares of Series A Preferred Stock shall be deemed given five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

             (n) PAYMENT OF TAXES. The Corporation will pay all taxes and other governmental charges, other than income, estate or gift taxes, that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

        (v)  VOTING RIGHTS.

             (a) For as a long as at least 25% of the shares of Series A Preferred Stock remain outstanding, holders of Series A Preferred Stock, acting as a separate voting group, shall have the limited voting rights provided in this paragraph (v)(a). For as long as at least 75% of the shares of Series A Preferred Stock remain outstanding, the Series A Preferred Stock shall have the right, by majority vote, to elect three of the directors of the Corporation at any stockholders' meeting at which directors of the Corporation are to be elected, unless the Corporation has not paid dividends after August 29, 1997 (whether required to be paid or accumulated) on the Series A Preferred Stock in cash for more than one year, in which case they will elect four directors until the Corporation has paid in cash all dividends required to be paid or accumulated on each share of Series A Preferred Stock in excess of $4.67 per share. For as long as less than 75% but more than 50% of shares of Series A Preferred Stock remain outstanding, the Series A Preferred Stock shall have the right, by majority vote, to elect two of the directors of the Corporation at any stockholders' meeting at which directors of the Corporation are to be elected, unless the Corporation has not paid dividends after August 29, 1997 (whether required to be paid or accumulated) on the Series A Preferred Stock in cash for more than one year, in which case they will elect four directors until the Corporation has paid in cash all dividends required to be paid or accumulated on each share of Series A Preferred Stock in excess of $4.67 per share. For as long as less than 50% but more than 25% of the shares of Series A Preferred Stock remain outstanding, the Series A Preferred Stock shall have the right, by majority vote, to elect one director of the Corporation at any stockholders' meeting at which directors of the Corporation are to be elected, unless the Corporation has not paid dividends after August 29, 1997 (whether required to be paid or accumulated) on the Series A Preferred Stock in cash for more than one year, in which case they will elect two directors until the Corporation has paid in cash all dividends required to be paid or accumulated on each share of Series A Preferred Stock in excess of $4.67 per share. For as long as at least 25% of the shares of Series A Preferred Stock remain outstanding, the number of directors of the Corporation shall continue to be seven unless an increase is approved by at least five of the members of the Board including two of the members elected by the holders of Series A Preferred Stock (unless there is only one member elected by the holders of Series A Preferred Stock, in which case such an increase shall be approved by that one director). Except as expressly set forth herein or expressly mandated and required by Washington law, any vote by the holders of Series A Preferred Stock as a separate voting group shall be effective if approved by a majority of the outstanding shares of Series A Preferred Stock. Each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share thereof held.

             (b) If at any time the number of outstanding shares of Series A Preferred Stock falls below 25% of the original shares issued, holders of Series A Preferred Stock shall, from and after such time, be entitled to one vote for each share of Series A Preferred Stock held and shall vote as a single class or voting group with holders of Common Stock held on all matters presented to the stockholders; and Series A Preferred Stock shall not vote as a separate voting group or class on any matter whatsoever except as set forth in paragraph (v)(c), below, and as expressly mandated and required by Washington law.

             (c) In addition to the foregoing voting rights, the Series A Preferred Stock shall have the right at any time and from time to time, by a two-thirds (2/3) vote of holders of Series A Preferred Stock voting as a separate class, (1) to approve any merger, consolidation or liquidation involving the Corporation in which the Corporation does not survive, (2) to approve a sale of all or substantially all of the assets of the Corporation, and (3) to approve the issuance of any class or series of stock with rights pari passu or senior to the rights of the Series A Preferred Stock.

             (d) Except as expressly provided in paragraphs (v)(a), (v)(b) or (v)(c) or as expressly mandated and required by Washington law, the holders of shares of Series A Preferred Stock shall not have voting rights. Cumulative voting by holders of Series A Preferred Stock is expressly denied.

             (e) The directors elected by the Series A Preferred Stock can only be removed by the Series A Preferred Stock. Any vacancy in the office of a director elected by the holders of the Series A Preferred Stock may be filled by a vote of such holders voting as a separate class, or, in the absence of a stockholder vote, such vacancy may be filled by the remaining director or directors elected by the holders of Series A Preferred Stock.

        (vi) PREEMPTIVE RIGHTS. Except as provided in paragraph (iv), no holder of any shares of Series A Preferred Stock shall be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board to such persons and on such terms as in the Board's discretion the Board shall deem advisable.

       (vii) NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of Series

A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Series A Preferred Stock which the Corporation shall be authorized to issue.

      (viii) INFORMATION REQUIREMENTS. If the Corporation is not subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Corporation shall mail to the holders of Series A Preferred Stock, (i) within 15 days after it would have been required to file such information with the Commission, financial statements, including any notes thereto (and, with respect to annual reports, an auditors' report by an independent certified public accounting firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," each comparable to that which the Corporation would have been required to include in any annual or quarterly reports, information, documents or other reports if the Corporation was subject to the requirements of such Section 13 or 15(d) of the Exchange Act, and to the extent not otherwise included in the annual and quarterly reports to be delivered to the holders of Series A Preferred Stock pursuant to this sentence, the Corporation's consolidated balance sheet as of the last day of each annual and quarterly fiscal period of the Corporation, and the Corporation's consolidated balance sheet as of the last day of each annual and quarterly fiscal period of the Corporation, and the Corporation's consolidated income statement and statement of cash flows, in each case for each annual and quarterly fiscal period of the Corporation and (ii) promptly from the time after the occurrence of an event required to be therein reported, such other reports containing information required to be contained in Form 8-K promulgated under the Exchange Act, or substantially the same information required to be contained in any successor form.

        (ix) COMMON STOCK. The term "Common Stock", as used herein, means the Corporation's $.001 par value Common Stock and any capital stock of any class of the Corporation authorized after the date the Series A Preferred Stock is established which is not limited to a fixed sum or percentage of par or stated value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

        (ix) AMENDMENTS. There shall be no amendment, modification or waiver of the terms hereof without the prior written consent of holders of at least a majority of the Series A Preferred Stock outstanding at such time, provided, however, that no amendment, modification or waiver of paragraph
(v)(c) hereof shall be made without the consent of the holders of at least two-thirds of the Series A Preferred Stock outstanding at such time.

     3. 1,000,000 shares of Class A preferred stock, par value $0.001 per share, shall be designated Series B Convertible Preferred Stock ("Series B Preferred Stock"). The Series B Preferred Stock shall have the following voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions:

        (i) DIVIDENDS. The Series B Preferred Stock shall bear dividends at the rate of 12% per annum on the Redemption Price thereof, accumulating daily, whether or not declared, and payable quarterly in cash or common stock, at the option of the holder, to the record holders of Series B Preferred Stock on the Corporation's books on the last day of each calendar quarter in each calendar year (the "Record Dates"), with the first Record Date on September 30, 1996, subject to the Board's election hereinafter set forth in this paragraph (i). At the election of the Corporation's Board of Directors (the "Board"), (a) such dividends may be paid in cash or (b) such dividends may be accumulated and shall be payable in cash when and as declared by the Board, provided, the holders of Series B Preferred Stock may, by written notice to the Corporation delivered within ten (10) days following each Record Date, elect to take dividends in the form of Common Stock at the Conversion Price (defined in paragraph (iv), below). Notwithstanding the foregoing, in the event that the holder of Series B Preferred Stock does not elect during such ten day period to receive dividends in the form of Common Stock, the holder will continue to have the right to take such accumulated dividends in the form of Common Stock until such time, if any, as the Board of Directors declares that such accumulated dividends shall be paid in cash and establishes a dividend payment date therefor. When paid in cash, such dividends shall be payable out of funds legally available therefor within twenty (20) days after the Board's election or declaration. No dividends shall be paid or declared, and no distribution (of securities of the Corporation or any other property) shall be made, on any Junior Securities (as defined below) while any dividends on the Series B Preferred Stock shall remain accumulated and unpaid. "Junior Securities" means any of the Corporation's equity securities other than the Series B Preferred Stock and the Corporation's Series A Preferred Stock, which is being called for redemption (or conversion, at the election of the holders thereof) concurrently with the filing of these Articles of Amendment designating the Series B Preferred Stock, it being understood, therefore, that no shares of Series A Preferred Stock will be issued and outstanding as of the first Record Date for Series B Preferred Stock, but until said Series A Preferred Stock is actually redeemed or converted in accordance with such call for redemption, the Series A Preferred Stock shall have preference over the Series B Preferred Stock and the Series B Preferred Stock shall be deemed subordinate to the Series A Preferred Stock.

        (ii)  LIQUIDATION RIGHTS.

             (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Securities (but expressly subordinate to the rights of the holders of Series A Preferred Stock until it is redeemed or converted as noted in paragraph (i), above), an amount in cash equal to ten dollars ($10.00) for each share of such Series B Preferred Stock, together with any accumulated dividends thereon, provided, if such liquidation, dissolution or winding up of the Corporation occurs prior to July 31, 1998, the holders of Series B Preferred Stock shall be entitled to the full amount of dividends that would have been accumulated through such date (the "Liquidation Value").

             (b) After the payment or distribution to the holders of Series B Preferred Stock of the full preferential amounts aforesaid, the holders of Common Stock then outstanding shall together be entitled to receive ratably all the remaining assets of the Corporation.

             (c) A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this paragraph (ii).

             (d) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Preferred Stock pursuant to subparagraph (a) shall be insufficient to permit the payment to such stockholders of the full preferential amounts required by such subparagraph, then all of the assets of the Corporation to be distributed shall be distributed ratably to the holders of outstanding Series B Preferred Stock based on the number of shares held by each holder, and the holders of Junior Securities shall receive no distribution upon such liquidation, dissolution or winding up of the Corporation.

       (iii) REDEMPTION OF SERIES B PREFERRED STOCK. Subject to the rights of the holders of Series A Preferred Stock until redeemed or converted as noted in paragraph (i), above, the Series B Preferred Stock may be redeemed at any time by the Corporation prior to liquidation, dissolution or winding up of the Corporation upon fifteen (15) days advance written notice by the Corporation to the record holders of such Series B Preferred Stock on the books of the Corporation, by paying to the holders of Series B Preferred Stock an amount equal to $10.00 per outstanding share (the "Redemption Price") plus accumulated and unpaid dividends thereon. The holders of Series B Preferred Stock shall be deemed to have received written notice of such redemption five (5) days after the Corporation's mailing of the notice of redemption by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation. Upon redemption of the Series B Preferred Stock, each holder shall be entitled to payment of the Redemption Price and any accumulated dividends, provided, if such redemption occurs prior to July 31, 1998, the holders of Series B Preferred Stock shall be entitled to the full amount of dividends that would have been accumulated through such date. Any record holder of Series B Preferred Stock may convert all or a portion of its, his or her Series B Preferred Stock in accordance with the provisions of paragraph (iv) prior to such date of redemption by delivering written notice to the Corporation of such holder's election to convert all or a portion of such shares of Series B Preferred Stock (and dividends payable thereon) held of record by such holder. The Redemption Price (and dividends payable thereon) payable to the holders of Series B Preferred Stock who have not elected to convert their shares shall be payable by the Corporation within ten (10) days after expiration of the aforementioned fifteen (15) day notice period.

     Any designee of Smith Management Company, Inc. ("Smith Management") on the Corporation's Board, or any replacements thereof or any other subsequent nominees by Smith Management, shall not be entitled to vote on the redemption of the Series B Preferred Stock.

     The Corporation must exercise its redemption rights granted pursuant to this paragraph (iii) if a "Corporate Transaction" (as hereinafter defined) occurs. "Corporate Transaction" means the occurrence of any of the following:
(i) the sale by the Corporation of all or substantially all of its assets other than in the ordinary course of business, (ii) a merger of the Corporation with or into another person or a consolidation of the Corporation with another person, or (iii) any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than Pengo Securities Corp. and its affiliates), acquires voting securities of the Corporation representing a majority of the total votes that may be cast in the election of the Corporation's directors.

     The Corporation shall be prohibited from redeeming any Junior Securities unless the Corporation shall also redeem all of the Series B Preferred Stock in conjunction therewith, or holders of at least a majority of the Series B Preferred Stock outstanding at such time have voted to allow redemption of such Junior Securities without redemption of the Series B Preferred Stock. Notwithstanding the foregoing, the Corporation shall be entitled to redeem the Series A Preferred Stock without further notice to, or action by, the holders of Series B Preferred Stock.

        (iv) CONVERSION. The holders of Series B Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

             (a) RIGHT TO CONVERT. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred Stock or Common Stock, into the number of shares of Common Stock which result from dividing the Redemption Price (plus any accumulated dividends) by the "Conversion Price" per share (as defined herein) in effect at the time of such conversion; provided, if the conversion is elected by the holder after the Corporation has issued a notice of redemption, or in connection with a liquidation, dissolution, or winding up of the Corporation, prior to July 31, 1998, the accumulated dividends into which the Conversion Price shall be divided shall include the full amount of dividends that would have been accumulated through July 31, 1998. The initial "Conversion Price" per share shall be $6.27, and such initial Conversion Price shall be subject to adjustment from time to time as provided herein.

             (b) MECHANICS OF CONVERSION. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons whom the Corporation's records indicate are entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The certificate or certificates representing the shares of Common Stock issued upon such conversion shall contain the same restrictive legends, if any, included on the certificate or certificates of Series B Preferred Stock surrendered, unless the shares of Common Stock issuable upon such conversion have been registered under the Securities Act of 1933, as amended, and applicable state securities laws, in which case they will not be legended.

             (c) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the issuance of the Series B Preferred Stock (the "Commitment Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Commitment Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

       (d) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time, after the Commitment Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

           (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

           (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph (d) as of the time of actual payment of such dividends or distributions.

       (e) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Commitment Date shall make or issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph (iv) with respect to the rights of the holders of the Series B Preferred Stock.

       (f) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (iv)), then and in each such event the holders of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

       (g) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. Subject to the Corporation's obligation to redeem the Series B Preferred Stock in connection with the occurrence of a Corporate Transaction as provided in paragraph (iii), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (iv)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive, upon conversion of Series B Preferred Stock, the number of shares of stock or other securities or property to which a holder of the Common Stock deliverable upon such conversion would have been entitled in connection with such reorganization, merger, consolidation or sale (provided, however, if any such reorganization, merger, consolidation or sale of assets occurs prior to July 31, 1998, the holders of Series B Preferred Stock shall be entitled to convert the full amount of dividends that would have been accumulated through such date). In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (iv) with respect to the rights of the holders of Series B Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (iv) (including provisions for the adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as is practicable.

       (h) ADJUSTMENT FOR ISSUANCE OF COMMON STOCK AT LESS THAN CONVERSION PRICE. If the Corporation at any time after the Commitment Date (i) issues any shares of Common Stock (other than pursuant to the Agreement dated effective June 12, 1996 between Smith Management Company, Inc., Farmout Inc., Randall D. Smith, Jeffrey A. Smith, John W. Adams, Inland Production Company and the Corporation, or other than pursuant to warrants, options or convertible securities outstanding as of the Commitment Date, or other than pursuant to the Corporation's Amended 1988 Option Plan), for a per share consideration or price less than the Conversion Price then in effect hereunder, or (ii) issues any rights, warrants or options to acquire, or securities convertible into, shares of Common Stock (other than options to purchase Common Stock pursuant to options which may be granted under the Corporation's Amended 1988 Option Plan and similar benefit plans subsequently adopted by the Corporation for the benefit of its employees), that permit exercise or conversion for a per share consideration less than the Conversion Price then in effect hereunder, then effective automatically on the date of such issuance the Conversion Price hereunder shall automatically be adjusted as follows: the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and there shall be added to the product so obtained the aggregate consideration, if any, (a) received by the Corporation upon such issue of additional shares of Common Stock pursuant to (i) and (b) received by the Corporation, or which will be received by the Corporation, pursuant to (ii) upon the issue and upon the subsequent exercise or conversion of any such additional rights, warrants, options or convertible securities. The sum so obtained shall be divided by the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately after such issue (including, for this purpose, the shares to be subsequently issued under any rights, warrants, options or convertible securities which triggered the requirement to apply this adjustment to the Conversion Price), and the resulting quotient shall be the adjusted Conversion Price. For purposes of determining outstanding shares of Common Stock for applying the foregoing formula, all options, rights, warrants and securities convertible into Common Stock outstanding as of the date hereof shall be deemed to be outstanding shares of Common Stock, and any options, rights, warrants or convertible securities issued after the date hereof pursuant to (ii), above, which have resulted in a previous adjustment of the Conversion Price shall be considered outstanding shares of Common Stock for all subsequent applications of the formula to arrive at subsequent adjustments of the Conversion Price.

       (i) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of Series B Preferred Stock, the Corporation, at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) (or the chief financial officer of the Corporation at the Board's option) to compute such adjustment or readjustment in accordance with the Corporation's Articles of Incorporation and prepare a certificate showing such adjustment or readjustments and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

       (j) NOTICES OF RECORD DATE. In the event (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any transfer of all or substantially all of the assets of the

Corporation to, or any merger or consolidation with, any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification or recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and a description of such transaction, and (C) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification or recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up.

       (k) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined by the closing "bid" price on the day prior to the date of conversion.

       (l) RESERVATION OF STOCK ISSUABLE UPON CONVERSION OR FOR DIVIDENDS. The Corporation shall at all times reserve and keep available out of the authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series B Preferred Stock and to cover dividends that may be issuable in Common Stock pursuant to paragraph (iii), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock and to cover dividends that may be issuable in Common Stock pursuant to paragraph (iii); and if at any time thereafter the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock or payment of such dividends, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

       (m) NOTICES DEEMED GIVEN. Any notice required by the provisions of this paragraph (iv) to be given to the holders of shares of Series B Preferred Stock shall be deemed given five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

       (n) PAYMENT OF TAXES. The Corporation will pay all taxes and other governmental charges, other than income, estate or gift taxes, that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B

Preferred Stock.

           (v) VOTING RIGHTS. Each holder of any share of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Series B Preferred Stock held. Each holder of shares of any of the Common Stock shall be entitled to one vote on all matters and shall be entitled to one vote for each share of Common Stock held. Except as otherwise expressly provided herein or as mandated by law, the holders of shares of Common Stock and Series B Preferred Stock shall vote together and not as separate voting groups or classes. In the event voting as a separate voting group by the holders of Series B Preferred Stock is expressly provided herein or mandated and required by Washington law, any vote by the holders of Series B Preferred Stock as a separate voting group shall be effective if approved by a majority of the outstanding shares of Series B Preferred Stock. Cumulative voting by holders of Series B Preferred Stock and holders of Common Stock is expressly denied.

           (vi) PREEMPTIVE RIGHTS. Except as provided in paragraph (iv), no holder of any shares of Series B Preferred Stock shall be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board to such persons and on such terms as in the Board's discretion the Board shall deem advisable.

           (vii) NO REISSUANCE OF SERIES B PREFERRED STOCK. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Series B Preferred Stock which the Corporation shall be authorized to issue and all such shares shall be returned to authorized but unissued shares of Class A preferred stock, par value $0.001 per share, of the Corporation and may be issued or further designated, as determined by the Board in accordance with the Articles of Incorporation and applicable law.

           (viii) COMMON STOCK. The term "Common Stock", as used herein, means the Corporation's $.001 par value Common Stock and any capital stock of any class of the Corporation authorized after the date the Series B Preferred Stock is established which is not limited to a fixed sum or percentage of par or stated value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

           (ix) AMENDMENTS. There shall be no amendment, modification or waiver of the terms hereof without the prior written consent of holders of at least a majority of the Series B Preferred Stock outstanding at such time. The designation by the Board of one or more additional series of Class A preferred stock of the Corporation with dividend, liquidation, voting or conversion rights pari passu with or having priority over or having greater or more beneficial rights per share than the Series B Preferred Stock shall be deemed to constitute an amendment to the Articles of Incorporation of the Corporation for which the holders of shares of Series B Preferred Stock are entitled to vote hereunder as a separate voting group. Except as otherwise expressly provided in this paragraph (ix), any changes or amendments to the Articles of Incorporation of the Corporation may be made in accordance with applicable law.

4. 100,000 shares of Class A preferred stock, par value $0.001 per share, shall be designated Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock"). The Series C Preferred Stock shall have the following voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions:

           (i) DIVIDENDS. The Series C Preferred Stock shall bear dividends at the rate of $10.00 per share per annum, which dividends shall be cumulative and shall accrue on a daily basis from the date of issuance, whether or not declared, and shall be payable only (a) in connection with the liquidation, dissolution or winding up of the Corporation as provided in paragraph (ii), (b) in connection with the redemption of the Series C Preferred Stock as provided in paragraph (iii) and (c) at such time as the Corporation and the holders of a majority of the outstanding shares of Series C Preferred Stock shall agree. Dividends paid shall only be payable out of funds legally available therefor, to the record holders of Series C Preferred Stock as of the record date therefor or, if there is no such record date, as of the date of payment thereof. Additional dividends shall be deemed to accrue on the amount of dividends accrued but unpaid, whether or not declared, compounding quarterly, at the rate of 10% per annum, which additional dividends shall be payable only as provided in this paragraph (i). "Unpaid dividends" shall include all accrued dividends, whether or not declared and whether or not then payable.

       No dividends shall be paid or declared, and no distribution (of securities of the Corporation or any other property) shall be made, on any Junior Securities (as defined below), and no monies shall be made available for the purchase or redemption of any Junior Securities while any shares of Series C Preferred Stock remain outstanding other than the distribution of Common Stock on shares of Common Stock. "Junior Securities" means any of the Corporation's capital stock other than the Series C Preferred Stock.

           (ii) LIQUIDATION RIGHTS.

                (a) In the event of any liquidation, dissolution or
                    winding up of the Corporation, whether voluntary or involuntary, the holder of each share of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Securities, an amount in cash equal to one hundred dollars ($100.00) for each share of such Series C Preferred Stock, together with any accrued and unpaid dividends thereon (the "Liquidation Value").

                (b) After the payment or distribution to the holders of
                    Series C Preferred Stock of the full preferential amounts aforesaid, the holders of Junior Securities then outstanding shall together be entitled to receive ratably all the remaining assets of the Corporation.

                (c) A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this paragraph (ii).

                (d) If upon any liquidation, dissolution or winding up of the
                    Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series C Preferred Stock pursuant to subparagraph (a) shall be insufficient to permit the payment to such stockholders of the full preferential amounts required by such subparagraph, then all of the assets of the Corporation to be distributed shall be distributed ratably to the holders of outstanding Series C Preferred Stock based on the number of shares held by each holder, and the holders of Junior Securities shall receive no distribution upon such liquidation, dissolution or winding up of the Corporation.

          (iii) REDEMPTION OF SERIES C PREFERRED STOCK.

                (a) The Series C Preferred Stock may be redeemed at any time following July 21, 2000 by the Corporation, at its option, prior to liquidation, dissolution or winding up of the Corporation, upon fifteen (15) days advance written notice by the Corporation to the record holders of such Series C Preferred Stock on the books of the Corporation, by paying to the record holders of such Series C Preferred Stock an amount in cash equal to one hundred dollars ($100.00) for each share of such Series C Preferred Stock (the "Redemption Price"), together with any accrued and unpaid dividends thereon. The holders of Series C Preferred Stock shall be deemed to have received written notice of such redemption five
          (5) days after the Corporation's mailing of the notice of redemption by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.
           Upon redemption of the Series C Preferred Stock, each holder shall be entitled to payment of the Redemption Price and any accrued and unpaid dividends. Any record holder of Series C Preferred Stock may convert all or a portion of its Series C Preferred Stock in accordance with the provisions of paragraph (iv) prior to such date of redemption by delivering written notice to the Corporation of such holder's election to convert all or a portion of such shares of Series C Preferred Stock (and dividends payable thereon) held of record by such holder. The Redemption Price (and dividends payable thereon) payable to the holders of Series C Preferred Stock who have not elected to convert their shares shall be payable by the Corporation within ten (10) days after expiration of the aforementioned fifteen (15) days notice period.

      (b) On the earlier of (i) the later of (a) July 21, 2005 and (b) six months following the date of maturity of any high yield debt offering or long-term debt financing which may be obtained by the Corporation in an aggregate amount of at least $25,000,000 after the Issuance Date and prior to July 21, 2005, and (ii) January 21, 2008 (such earlier date, the "Mandatory Redemption Date"), the Corporation shall redeem all of the Series C Preferred Stock at the Redemption Price, together with any accrued and unpaid dividends, payable in (i) cash or (ii) if the Company so elects and so indicates in the written notice provided for in the next succeeding sentence and if the Common Stock is then traded on a securities exchange or other national market system or NASDAQ small cap issuer system, the number of shares of Common Stock, rounded up to the nearest whole share, equal in value to such cash amount (the "Cash Equivalent Amount"). The Corporation shall provide at least fifteen (15) days advance written notice to the record holders of Series C Preferred Stock on the books of the Corporation of such redemption. The holders of Series C Preferred Stock shall be deemed to have received written notice five (5) days after the Corporation's mailing of such notice by certified or registered mail, return receipt requested, postage prepaid and addressed to each holder of record at such holder's address appearing on the books of the Corporation. For purposes of determining the Cash Equivalent Amount, the shares of Common Stock shall be valued at 80% multiplied by the 5-Day Average Price of the Common Stock. The Cash Equivalent Amount shall be determined as of the date immediately prior to the date of issuance of any such Common Stock. The "5-Day Average Price" per share of Common Stock shall mean the average closing price (or average of the closing bid and ask if on the NASDAQ small cap issuer system) of the Common Stock on the securities exchange or other national market system or NASDAQ small cap issuer system, as applicable, on which the Common Stock is then listed or traded over the 5-day trading period ending immediately prior to such date.

               At least thirty (30) days prior to a Mandatory Redemption Date relating to the redemption of Series C Preferred Stock payable in shares of Common Stock, the Corporation shall prepare and file with the Securities and Exchange Commission ("Commission") a "shelf" registration statement (a "Shelf Registration") on any appropriate form pursuant to Rule 415 under the Securities Act (or similar rule that may be adopted by the Commission), and shall use its best efforts to cause such Shelf Registration to become and continuously remain effective until the first to occur of two years after the date of such Shelf Registration or the sale of all shares of Common Stock covered thereby. The Corporation shall prepare and file with the Commission amendments and supplements to the Shelf Registration and the prospectus therewith as may be necessary to keep the Shelf Registration continuously effective and to comply with the provisions of the Securities Act of 1933, as amended, with respect to the transfer of all securities covered by the Shelf Registration.

      (c) In the event that the Corporation proposes to engage in any transaction that results in the Corporation, directly or indirectly through subsidiaries or controlled affiliates, being engaged in any line of business other than the exploration, development and production of oil and gas, the Corporation shall provide at least forty-five (45) days written notice (prior to the proposed closing date of such transaction) to the record holders of the Series C Preferred Stock on the books of the Corporation of such proposed transaction, setting forth the material terms of the proposed transaction and the proposed closing date. Holders of the Series C Preferred Stock may request such additional information as is reasonably required to review such proposed transaction, and following such review may, at their option, require the Corporation, upon fifteen (15) days written notice (prior to the proposed closing date of such transaction) to the Corporation, to redeem for cash all of the Series C Preferred Stock at the Redemption Price, together with any accrued and unpaid dividends thereon, subject to the consummation of the proposed transaction.
          In the event that the holders of Series C Preferred Stock elect such redemption, the Corporation shall redeem the Series C Preferred Stock no later than three (3) days following the closing of such transaction on the terms set forth in the written notice provided to the holders of the Series C Preferred Stock. The Corporation may not engage in any line of business other than the exploration, development and production of oil and gas without complying with the terms of this subparagraph (c). For purposes of this subparagraph (c), by way of illustration and not of limitation, engaging in the business of exploration, development and production of oil and gas does not include the refinery business.

      (d) In the event that the Corporation proposes to enter into any merger, consolidation or share exchange pursuant to which (i) the holders of Common Stock preceding such merger, consolidation or share exchange will receive any consideration in the merger, consolidation or share exchange other than shares of common stock of the surviving corporation and (ii) the fair value of the consideration to be received by a holder of one share of Common Stock in such merger, consolidation or share exchange is less than the then Conversion Price, holders of the Series C Preferred Stock may, at their option, within 15 days of receipt of the notice provided to such holders under paragraph (iv)(j), require the Corporation to redeem for cash all of the Series C Preferred Stock, together with any accrued and unpaid dividends thereon, subject to and upon the consummation of the proposed transaction.

 (iv) CONVERSION. The holders of Series C Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

      (a) RIGHT TO CONVERT. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C Preferred Stock or Common Stock, into the number of shares of Common Stock which result from dividing the Redemption Price, together with any accrued and unpaid dividends to the date of conversion, by the

          "Conversion Price" per share (as defined herein) in effect at the time of such conversion. The initial Conversion Price per share shall be $12.00, and such initial Conversion Price shall be subject to adjustment from time to time as provided herein.

      (b) MECHANICS OF CONVERSION.  Before any holder of Series C
          Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series C Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Series C Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons whom the Corporation's records indicate are entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The certificate or certificates representing the shares of Common Stock issued upon such conversion shall contain the same restrictive legends, if any, included on the certificate or certificates of Series C Preferred Stock surrendered, unless the shares of Common Stock issuable upon such conversion have been registered under the Securities
          Act of 1933, as amended, and applicable state securities laws, in which case they will not be legended.

      (c) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the issuance of the Series C Preferred Stock (the "Issuance Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Commitment Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

      (d) ADJUSTMENT FOR CERTAIN DIVIDENDS AND
          DISTRIBUTIONS. In the event the Corporation at any time, or from time to time, after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                    (i) the numerator of which shall be the total
              number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                   (ii) the denominator of which shall be the total
              number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

          provided, however, that if such record date shall have been ixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph (d) as of the time of actual payment of such dividends or distributions.



      (e) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in such event provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph (iv) with respect to the rights of the holders of the Series C Preferred Stock.

      (f) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series C
          Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets or compulsory share exchange provided for elsewhere in this paragraph (iv)), then and in each such event the holders of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

      (g) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. Subject to the Corporation's obligation to redeem the Series C Preferred Stock in connection with the occurrence of a transaction as provided in paragraph (iii)(c), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (iv)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, or a compulsory share exchange, then, as a part of such reorganization, merger, consolidation, sale or share exchange, provision shall be made so that the holders of Series C Preferred Stock shall thereafter be entitled to receive, upon conversion of

          Series C Preferred Stock, the number of shares of stock or other securities or property receivable upon such reorganization, merger, consolidation, sale or share exchange by holders of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such reorganization, merger, consolidation, sale or share exchange. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (iv) with respect to the rights of the holders of Series C Preferred Stock after the reorganization, merger, consolidation, sale or share exchange to the end that the provisions of this paragraph (iv) (including provisions for the adjustment of the Conversion Price then in effect and the number of shares acquirable upon conversion of the Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as is practicable.

      (h) ADJUSTMENT FOR ISSUANCE OF COMMON STOCK AT LESS THAN CONVERSION PRICE. If the Corporation at any time after the Issuance Date (i) issues any shares of Common Stock (other than pursuant to the Agreement dated effective June 12, 1996 between Smith Management Company, Inc., Farmout Inc., Randall D. Smith, Jeffrey A. Smith,
          John W. Adams, Inland Production Company and the Corporation, or other than pursuant to warrants, options or convertible securities outstanding as of the Issuance Date, or other than pursuant to the Corporation's Amended 1988 Option Plan or 1997 Stock Option Plan), for a per share consideration less than the Conversion Price then in effect hereunder, or (ii) issues rights, warrants, or options to acquire, or securities convertible into, or exchangeable for, shares of Common Stock (other than options to purchase Common Stock pursuant to options which may be granted under the Corporation's Amended 1988 Option Plan, 1997 Stock Option Plan and similar benefit plans subsequently adopted by the Corporation for the benefit of its employees), that permit exercise or conversion for a per share consideration less than the Conversion Price then in effect hereunder, then effective automatically on the date of such issuance the Conversion Price hereunder shall automatically be adjusted as follows: the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and there shall be added to the product so obtained the aggregate consideration, if any, (a) received by the Corporation upon such issue of additional shares of Common Stock pursuant to (i) and (b) received by the Corporation, or which will be received by the Corporation, pursuant to (ii) upon the issue and upon the subsequent exercise, conversion or exchange of any such additional rights, warrants, options or convertible or exchangeable securities. The sum so obtained shall be divided by the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately after such issue (including, for this purpose, the shares to be subsequently issued under any rights, warrants, options or convertible or exchangeable securities which triggered the requirement to apply this adjustment to the Conversion Price), and the resulting quotient shall be the adjusted Conversion Price (which shall in no event be higher than the Conversion Price prior to such adjustment). For purposes of determining outstanding shares of Common Stock for applying the foregoing formula, all options, rights, warrants and securities convertible into Common Stock outstanding as of the Issuance Date shall be deemed to be outstanding shares of Common Stock, and any options, rights, warrants or convertible or exchangeable securities issued after the Issuance Date pursuant to (ii) above, which have resulted in a previous adjustment of the Conversion Price shall be considered outstanding shares of Common Stock for all subsequent applications of the formula to arrive at subsequent adjustments of the Conversion Price.

                 (i) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of Series C Preferred Stock, the Corporation, at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) (or the chief financial officer of the Corporation at the Board's option) to compute such adjustment or readjustment in accordance with the Corporation's Articles of Incorporation and prepare a certificate showing such adjustment or readjustments and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series C Preferred Stock at the holder's address as shown in the Corporation's books. The certificates shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

              (j) NOTICES OF RECORD DATE. In the event (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any compulsory share exchange or any transfer of all or substantially all of the assets of the Corporation to, or any merger or consolidation with, any other any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series C Preferred stock at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification or recapitalization, compulsory share exchange, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and a description of such transaction, and (C) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification or recapitalization, compulsory share exchange, transfer, consolidation, merger, dissolution, liquidation or winding up.

              (k) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined by the closing price (or closing "bid" price, if applicable) on the day prior to the date of conversion.

               (l) RESERVATION OF STOCK ISSUABLE UPON CONVERSION OR FOR DIVIDENDS. The Corporation shall at all times reserve and keep available out of the authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of

          Series C Preferred Stock; and if at any time thereafter the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                (m) NOTICES DEEMED GIVEN. Any notice required by the provisions of this paragraph (iv) to be given to the holders of shares of Series C Preferred Stock shall be deemed given five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

            (v) VOTING RIGHTS. Each holder of any share of Series C Preferred Stock shall be entitled to vote on all matters and shall be entitled to such number of votes per share of Series C Preferred Stock equal to such number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible rounded down to the nearest whole share. Each holder of shares of any of the Common Stock shall be entitled to one vote on all matters and shall be entitled to one vote for each share of Common Stock held. Except as otherwise expressly provided herein or as mandated by law, the holders of shares of Common Stock and Series C Preferred Stock shall vote together and not as separate voting groups or classes. In the event voting as a separate voting group by the holders of Series C Preferred Stock is expressly provided herein or mandated and required by Washington law, any vote by the holders of Series C Preferred Stock as a separate voting group shall be effective if approved by a majority of the outstanding shares of Series C Preferred Stock.

         The approval of the holders of the Series C Preferred Stock, voting as a separate voting group, is required for the Corporation to (i) make any amendment, whether directly or by merger or otherwise, to (x) the terms of the Series C Preferred Stock as described under paragraph (ix) or (y) to the other terms of the Articles of Incorporation of the Corporation if such amendment would adversely affect any right, preference, privilege or voting right of the Series C Preferred Stock or the holders thereof, (ii) authorize or issue any class or series of stock ranking pari passu with or senior to the Series C Preferred Stock as to dividends, as to the distribution of assets upon liquidation and as to conversion rights or

     (iii) consummate any merger, consolidation or share exchange, unless each holder of shares of Series C Preferred Stock immediately preceding such merger, consolidation or share exchange shall receive or continue to hold in the surviving corporation the equivalent number of shares, with substantially the same rights and preferences, including priority as to dividends, as to the distribution of assets upon liquidation, and as to voting and conversion rights (except as contemplated by paragraph (iv)(g)), as correspond to the shares of Series C Preferred Stock.

          The holders of the Series C Preferred Stock shall have the right, exercisable at any time and acting separately as a voting group or class, to elect the greater of one, or a proportionate number rounded down to the nearest whole number based on the percentage of Common Stock into which the shares of Series C Preferred Stock may be converted, of the members of the Board of Directors of the Corporation. Upon the taking of any such action by the holders of Series C Preferred Stock, the authorized number of members of the Board of Directors shall
     automatically be increased as appropriate.   A director elected by the
     holders of Series C Preferred Stock pursuant to this paragraph (v) shall serve until his successor is duly elected and qualified or until his removal by the holders of Series C Preferred Stock.

         Cumulative voting by holders of Series C Preferred Stock and holders of Common Stock is expressly denied.

          (vi) PREEMPTIVE RIGHTS. Except as provided in paragraph (iv), no holder of any shares of Series C Preferred Stock shall be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board to such persons and on such terms as in the Board's discretion the Board shall deem advisable.

          (vii) NO REISSUANCE OF SERIES C PREFERRED STOCK. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Series C Preferred Stock which the Corporation shall be authorized to issue and all such shares shall be returned to authorized but unissued shares of Class A preferred stock, par value $0.001 per share, of the Corporation and may be issued or further designated, as determined by the Board in accordance with the Articles of Incorporation and applicable law.

       (viii) COMMON STOCK. The term "Common Stock", as used herein, means the Corporation's $.001 par value Common Stock and any capital stock of any class of the Corporation authorized after the date the Series C Preferred Stock is established which is not limited to a fixed sum or percentage of par or stated value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

       (ix) AMENDMENTS. There shall be no amendment, modification or waiver of the terms hereof without the prior written consent of holders of at least a majority of the Series C Preferred Stock outstanding at such time. The designation by the Board of one or more additional series of Class A preferred stock or any other class of stock of the Corporation with dividend, liquidation or conversion rights pari passu with or having priority over or having greater or more beneficial rights per share than the Series C Preferred Stock shall be deemed to constitute an amendment to the Articles of Incorporation of the Corporation for which the holders of shares of Series C Preferred Stock are entitled to vote hereunder as a separate voting group. Except as otherwise expressly provided in this paragraph (ix) or paragraph (v), any changes or amendments to the Articles of Incorporation of the Corporation may be made in accordance with applicable law.

               ARTICLE V - REGISTERED OFFICE AND REGISTERED AGENT

     The address of the Corporation's initial registered office is:

             Suite 241
             First Interstate Bank Building
             North 9 Post Street
             Spokane, WA 99201

     The name of its initial registered agent at such address is:

      Janice E. Duval

                                 ARTICLE VI - DIRECTORS

     1. The number of directors of the Corporation shall be fixed as provided by the Bylaws and may be changed from time to time by amending the Bylaws, as then provided, but the number of directors shall be not less than three (3).

     2. If the office of any director becomes vacant by reason of death, resignation, removal, disqualification, or otherwise, the directors may, by the affirmative vote of the majority of the remaining directors, though less than a quorum, choose a successor or successors who shall hold office for the unexpired term.

     The Board of Directors are authorized to increase the number of persons to comprise the Board of Directors in any period between annual shareholders' meetings by the affirmative vote of a majority of the directors; provided, however, that without the unanimous consent of all directors, the number of directors who comprise the Board of Directors shall not be increased by more than two (2) persons within any twelve (12) month period.

If the Board of Directors is divided into classes and in the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his term, or upon his earlier resignation, removal from office, or death, (2) the newly created or eliminated directorships resulting from such increase or decrease shall be allocated by the Board of Directors among the three classes of directors so as to maintain equal classes to the extent possible, and (3) in the event such decrease in the authorized number of directors makes the total number of directors less than nine (9), then the Board of Directors shall become declassified and the directors remaining in office shall continue their terms until the next annual meeting of shareholders, at which time all of said remaining directors shall be re-elected to one year terms or until their successors are duly elected and qualified.


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

     3. When the Board of Directors shall consist of nine (9) or more members, in lieu of electing the entire number of directors annually, the Board of Directors of the Corporation shall be divided into three classes. The method of classification shall be to assign the longest terms to those directors with the most seniority as directors. In the event there are more directors with identical seniority than there are class positions to be filled, choices shall be made by drawing of lots. The classes shall be as follows: Class 1, Class 2, and Class 3, which classifications shall be effective on the 1st day of the month following the shareholders' meeting during which the number of members of the Board of Directors is increased to nine (9) or more. In such an event, the term of office of directors in Class I shall expire at the first annual meeting of shareholders after their election, that of Class 2 shall expire at the second annual meeting after their election, and that of Class 3 shall expire at the third annual meeting after their election. At each annual meeting of shareholders after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. No classification of directors shall be effective in the event the number of members of the Board is reduced to fewer than nine (9).

     4. In furtherance of and not in limitation of the powers conferred by the laws of the State of Washington, the Board of Directors is expressly authorized to make, alter, and repeal the Bylaws of the Corporation, subject to the power of the shareholders of the Corporation to change or repeal such Bylaws.

    5. The Corporation may enter into, contract, and otherwise transact business as vendor, purchaser, or otherwise with its directors, officers, and shareholders, and with the Corporation's association with firms and entities of which they are or may become interested as directors, officers, shareholders, members, or otherwise, as freely as if those such adverse interests did not exist, even though the vote, action, or presence of such directors, officers, or shareholders may be necessary to obligate the Corporation under such contracts or transactions; and in the absence of fraud, no such contracts or transactions shall be avoided and no such director, officer, or shareholder shall be held liable to account to the Corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the Corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that in the case of directors and officers of the Corporation (but not in the case of shareholders who are not directors or officers), the nature of the interest of such directors or officers be disclosed or known to the Board of Directors of the Corporation at the meeting thereof at which such contract or transaction was authorized or confirmed. A general notice that a director or officer of the Corporation is interested in any Corporation, association, firm, or entity, shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with the Corporation, association, firm, or entity.

    6. Except as otherwise expressly set forth in these Articles, any contract, transaction, or act of the Corporation or of the directors or of any officers of the Corporation which shall be ratified by a quorum of the shareholders of the Corporation at any annual meeting or any special meeting called for such purpose, shall be as valid and binding as though ratified by every shareholder of the Corporation.

    7. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages arising from any conduct as a director, except this limitation on liability shall not apply to (i) acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director, (ii) conduct violating Section 23A.08.450 of the Washington Business Corporation Act, or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     The Corporation has the power to indemnify, and to purchase and maintain insurance for, its directors, officers, trustees, employees, and other persons and agents. Without limiting the generality of the foregoing, the Corporation shall indemnify its directors against all liability, damages, and costs or expenses (including attorney's fees) arising from or in connection with service for employment by, or other affiliation with this Corporation to the maximum extent and under all circumstances permitted by law.

    8. The number of directors constituting the initial Board of Directors of this Corporation is three (3). The names and addresses of persons who are to serve as directors until the first annual meeting of stockholders, or until their successors are elected and qualified are:



           Name                              Address
           ----                              -------

       Hobart Tenet                     East 214 High Drive
                                        Spokane, Washington 99203

       John C. Crabb                    P.O. Box 207
                                        Gonzales Road
                                        Maderia Park British Columbia VON 2HO

       James F. Etter                   South 2811 Needham Drive
                                        Veradale, Washington 99037

    9. The Board of Directors shall have authority to divide any or all classes of shares into series and to fix and determine the relative rights and preferences of the shares of any series so established or established hereby. All shares of the same class shall be identical except as to the following relative rights and preferences as to which there may be variations between different series:

          a.  The rate of dividend.

          b. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption.

          c. The amount payable upon shares in event of voluntary and involuntary liquidation.

          d. Sinking fund provision, if any, for the redemption or purchase of shares.

          e. The terms and conditions, if any, on which shares may be converted.

          f. Voting rights, if any.

    The name and address of the Incorporator is:

           Name                         Address
           ----                         -------

        Janice E. Duval                 Suite 241
                                        North 9 Post Street
                                        Spokane, Washington 99201


                       ARTICLES VII - PREEMPTIVE RIGHTS

    The shareholders of the Corporation shall be denied preemptive rights.


                        ARTICLE VIII - CUMULATIVE VOTING

   Shareholders of the Corporation shall be denied the right to cumulate their votes at the election of directors of the Corporation.

                                   ARTICLE IX

    The provisions of Section 6 of Substitute Senate Bill 3580 as enacted by the 49th Legislature of the State of Washington in the 1985 regular session shall not apply to this Corporation.


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



    IN WITNESS WHEREOF, these Articles of Incorporation have been executed in duplicate.


                                                       Janice E. Duvall









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